UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2014

Commission file number: 001-13337

STONERIDGE, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9400 East Market Street, Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

(330) 856-2443
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 12, 2014, Stoneridge, Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Amended Agreement”) by and among the Company and certain of its subsidiaries as Borrowers; PNC Bank, National Association, as Agent, an Issuer and Lead Arranger; and PNC Bank, National Association, JPMorgan Chase Bank, N.A., Compass Bank, Citizens Bank, National Association, The Huntington National Bank, U.S. Bank National Association, BMO Harris Bank, N.A., First Niagara Bank, N.A. and First Commonwealth Bank, as lenders.

The Amended Agreement provides for a $300.0 million revolving credit facility, which replaces the Company’s existing $100.0 million asset-based credit facility, and includes a letter of credit subfacility, swing line subfacility and multicurrency subfacility. The new revolving credit facility also has an accordion feature which allows the Company to increase the availability by up to $80.0 million upon the satisfaction of certain conditions.

The Amended Agreement has a termination date of September 12, 2019. Borrowings under the Amended Agreement will bear interest at either the Base Rate or the LIBOR Rate, at the Company’s option, plus the applicable margin as set forth in the Amended Agreement. The Amended Agreement contains certain financial covenants that require the Company to maintain less than a maximum leverage ratio and more than a minimum interest coverage ratio. The Amended Agreement also contains affirmative and negative covenants and events of default that are customary for credit arrangements of this type including covenants which place restrictions and/or limitations on the Company’s ability to borrow money, make capital expenditures and pay dividends.

On October 15, 2014, the Company intends to redeem all of its outstanding 9.5% senior secured notes (“the Notes”) with a face value of $157.5 million by borrowing under the revolving credit facility as well as using available cash. As a result of the Note redemption, the Company expects initial borrowings under the new facility to be approximately $110.0 million. In addition, the Company will borrow under the revolving credit facility for working capital and general corporate purposes including funding investments in strategic growth initiatives.

The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety to the full text of the Amended Agreement attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference. The Company issued a press release announcing the Company’s entrance into the Amended Agreement which is attached as Exhibit 99.1 and incorporated herein by reference.

ITEM 8.01	Other Events.

On September 15, 2014, the Company instructed the Notes Trustee to issue a Notice of Redemption to redeem all outstanding Notes with a face value of $157.5 million at 104.75% of the principal amount plus accrued and unpaid interest. The Notes redemption is expected to occur in mid-October 2014.

ITEM 9.01	Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement dated September 12, 2014.

99.1	Press release dated September 15, 2014 announcing the entry into the Third Amended and Restated Credit Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: September 15, 2014	/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Exhibit Index

10.1	Third Amended and Restated Credit Agreement dated September 12, 2014.

99.1	Press release dated September 15, 2014 announcing the Third Amended and Restated Credit Agreement.

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